EXHIBIT 8.1

                  Federal Tax Opinion of Breyer & Associates PC


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                        [Breyer & Associates Letterhead]



                                 April 22, 1999



Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
2094 Jordan Avenue
Juneau, Alaska 99801

       Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion of Alaska Federal Savings Bank
               ------------------------------------------------------------

To the Board of Directors:

          In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Alaska Federal Savings Bank (the "Savings Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, to be known as "Alaska Pacific Bank") (the "Converted Savings Bank") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Savings Bank by a parent holding company formed at the direction of the Board of Directors of the Savings Bank and to be known as Alaska Pacific Bancshares, Inc. (the "Holding Company").

          For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to, the Plan of Conversion as adopted by the Savings Bank's Board of Directors on February 19, 1999 (the "Plan"); the federal mutual charter and bylaws of the Savings Bank; the certificate of incorporation and bylaws of Holding Company; the Affidavit of Representations dated April 21, 1999 provided to us by the Savings Bank and the Holding Company (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on March 22, 1999 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.


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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 2


                                   BACKGROUND

          Based solely upon our review of such documents, and upon such information as the Savings Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

          The Savings Bank is a federally-chartered mutual savings bank which is in the process of converting to a federally-chartered stock savings bank. The Savings Bank was founded as "Alaska Federal Savings and Loan Association of Juneau" in 1935 and changed its name to "Alaska Federal Savings Bank" in October 1993. The Savings Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Alaska Federal's deposits have been federally-insured since 1937 and are currently insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund ("SAIF"). Alaska Federal has been a member of the Federal Home Loan Bank System since 1937. The Savings Bank operates out of its main office in Juneau, Alaska and five branch offices in neighboring communities.

          The Savings Bank's principal business is attracting retail deposits from the general public and using those funds to originate residential mortgage loans. At December 31, 1998, the Savings Bank had total assets of $110.6 million, deposits of $101.9 million and total equity of $7.1 million.

          As a federally-chartered mutual savings bank, the Savings Bank has no authorized capital stock. Instead, the Savings Bank, in mutual form, has a unique equity structure. A savings depositor of the Savings Bank is entitled to payment of interest on his account balance as declared and paid by the Savings Bank, but has no right to a distribution of any earnings of the Savings Bank except for interest paid on his deposit. Rather, such earnings become retained earnings of the Savings Bank.

          However, a savings depositor does have a right to share pro rata, with respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Savings Bank is ever liquidated. Savings depositors and certain borrowers are members of the Savings Bank and thereby have voting rights in the Savings Bank. Each savings depositor is entitled to cast votes in proportion to the size of their account balances or fraction thereof held in a withdrawable deposit account of the Savings Bank, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Savings Bank. All of the interests held by a savings depositor in the Savings Bank cease when such depositor closes his accounts with the Savings Bank.



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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 3


          The Holding Company was incorporated in March 1999 under the laws of the State of Alaska as a general business corporation in order to act as a savings institution holding company. The Holding Company has an authorized capital structure of 20 million shares of common stock and one million shares of preferred stock.

                              PROPOSED TRANSACTION

          Management of the Savings Bank believes that the Stock Conversion offers a number of advantages which will be important to the future growth and performance of the Converted Savings Bank in that it is intended to (i) provide substantially increased capital for investment in its business to expand the operations of the Converted Savings Bank; (ii) provide future access to capital markets; (iii) enhance the ability to diversify its operations into new business activities; and (iv) afford depositors and others the opportunity to become stockholders of the Converted Savings Bank and thereby participate more directly in any future growth of the Converted Savings Bank.

          Accordingly, pursuant to the Plan, the Savings Bank will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank to be known as Alaska Pacific Bank. As part of the Stock Conversion, the Savings Bank will amend its existing mutual savings bank charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. The Converted Savings Bank will then issue to the Holding Company shares of the Converted Savings Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Savings Bank in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its Common Stock, less amounts necessary to fund the Employee Stock Ownership Plan of the Savings Bank, or such other percentage as the Office of Thrift Supervision ("OTS") may authorize or require.

          Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of the Savings Bank and the Holding Company on the basis of the estimated pro forma market value of the Converted Savings Bank as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Savings Bank to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.


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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 4



          Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to nontransferable subscription rights on the basis of preference categories in the following order of priority:

          (1)  Eligible Account Holders;

          (2)  Tax-Qualified Employee Stock Benefit Plans of the Savings Bank;

          (3)  Supplemental Eligible Account Holders; and

          (4)  Other Members.

          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering in the following order of priority:

          (a) Natural persons and trust of natural persons who are residing in the Local Community, consisting of the residents of the communities of Juneau, Ketchikan, Sitka and Wrangell, Alaska; and

          (b)  The general public.

          Any shares of Common Stock not subscribed for in the Direct Community Offering may be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

          The Plan also provides for the establishment of a Liquidation Account by the Converted Savings Bank for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Savings Bank. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Savings Bank in event of liquidation prior to any liquidation distribution being made with respect to capital stock.

          Following the Stock Conversion, voting rights in the Converted Savings Bank shall be vested in the sole holder of stock in the Converted Savings Bank, which will be the Holding Company.


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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 5


Voting rights in the Holding Company after the Stock Conversion will be vested in the holders of the Common Stock.

          The Stock Conversion will not interrupt the business of the Savings Bank. The Converted Savings Bank will continue to engage in the same business as the Savings Bank immediately prior to the Stock Conversion, and the Converted Savings Bank will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of the Savings Bank will remain unchanged and retain their same characteristics in the Converted Savings Bank.

          The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Savings Bank's members called to vote on the Plan.

          Immediately prior to the Conversion, the Savings Bank will have a positive net worth determined in accordance with generally accepted accounting principles.

                                     OPINION

          Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

          1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Savings Bank or the Converted Savings Bank as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).

          2. The assets of the Savings Bank will have the same basis in the hands of the Converted Savings Bank as in the hands of the Savings Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

          3. The holding period of the assets of the Savings Bank to be received by the Converted Savings Bank will include the period during which the assets were held by the Savings Bank prior to the Stock Conversion (Section 1223(2) of the Code).



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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 6


          4. No gain or loss will be recognized by the Converted Savings Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Savings Bank (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Converted Savings Bank in exchange for all the outstanding capital stock of the Converted Savings Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B.
               101).

          5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

          6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Bank upon the issuance to them of deposit accounts in the Converted Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Savings Bank held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. ss.1.1001-1(a)).

          7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Savings Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Savings Bank surrendered in exchange therefor (Section 1012 of the Code).

          8. Gain or loss, if any, will be realized by the deposit account holders of the Savings Bank upon the constructive receipt of their interest in the liquidation account of the Converted
               Savings Bank and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Savings Bank. Any such gain will be recognized by the Savings Bank deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-646, 1969-2 C.B. 54.)

          9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Savings Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.



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Boards of Directors
Alaska Pacific Bancshares, Inc.
Alaska Federal Savings Bank
April 22, 1999
Page 7


          10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

          11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

          12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B.
               190).

                                SCOPE OF OPINION

          No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the items set forth above. No opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the confirmed existence of, the net operating loss carryforwards, or the limitation on, any federal or state net operating losses of the Savings Bank or the Savings Bank under the Code. We also specifically disclaim an opinion as to the treatment of the Savings Bank's net unrealized built-in losses as a result of the Conversion.

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of


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the positions  reflected in the foregoing  opinion,  or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

          Regarding the valuation of subscription rights, we understand that the Savings Bank has received the opinion of RP Financial, LC. dated March 22, 1999 to the effect that the subscription rights have no ascertainable market value. We express no opinion regarding the valuation of the subscription rights.

                                    CONSENTS

          We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

          We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Savings Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "ALASKA FEDERAL'S CONVERSION -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects" and "LEGAL AND TAX OPINIONS."



                                                 Very truly yours,

                                                 /s/  BREYER & ASSOCIATES PC
                                                 ---------------------------
                                                      BREYER & ASSOCIATES PC